Exhibit 99.1
For Immediate Release

Enterprise Bank Announces CEO Retirement and Successor Appointment
•CEO John “Jack” P. Clancy to retire after distinguished 35-year career, with Enterprise, including more than 17 years as CEO
•Enterprise Chief Banking Officer, Steven R. Larochelle, named CEO
LOWELL, MA – June 7, 2024 (GLOBE NEWSWIRE) -- Enterprise Bancorp, Inc. (NASDAQ: EBTC) and Enterprise Bank today announced the retirement of Chief Executive Officer John “Jack” P. Clancy Jr., a position he has held since 2007. Mr. Clancy, named an honorary director of the company by its Board of Directors, will serve as an executive advisor. Succeeding him as CEO is Steven R. Larochelle, Chief Banking Officer of Enterprise Bank.
Mr. Clancy has served Enterprise Bank since its founding in 1989, starting as the chief financial officer where he was instrumental in the successful launch of the Bank. During Mr. Clancy’s 17-year tenure as CEO, Enterprise Bank has grown from 14 branches to 27, while total bank assets grew from $980 million in 2006 to $4.6 billion as of March 2024. In his role as an Executive Advisor, Mr. Clancy will assist with the CEO transition.
“Jack has been the backbone of the Enterprise family for 35 years and mere words cannot express how much we appreciate his dedicated service. He is highly respected within the Bank, our community, and the banking industry in New England. It’s to Jack’s credit that Enterprise Bank was named one of the best places to work for 12 consecutive years under his leadership. Jack has more than earned retirement and time with his family, but we appreciate that he has agreed to ease the transition to a new CEO leadership by offering his advice and counsel,” said George L. Duncan, Executive Chairman of the Board and Founder of Enterprise Bank.
A 40-year veteran of the banking industry, Mr. Larochelle has been with Enterprise for over 27 years, most recently as Chief Banking Officer. During his tenure with Enterprise, Mr. Larochelle has handled a wide range of responsibilities for the bank in the areas of commercial lending, cash management, wealth management, mortgage services and branch operations. Mr. Larochelle is a great champion of the Enterprise Bank culture, which takes pride in its strong relationships with its customers and communities. Mr. Larochelle has been deeply committed to the communities served by Enterprise Bank. He currently serves as the Chairman of the Board of Directors for D’Youville Life & Wellness Community.

Chairman George L. Duncan added, “We have developed a deep, talented leadership team and have worked hard to ensure succession across the organization to plan for leadership members’ retirements. It is our pleasure to appoint Steven Larochelle as CEO. He steps into the role with a wealth of experience. He has earned the respect and admiration of his Enterprise colleagues and banking peers. He is the right person to lead us forward.”
“I am honored and grateful to the Board of Directors to be afforded this opportunity to serve and am committed to a smooth transition for our team members, customers, community partners and shareholders,” said Larochelle.
Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 138 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, as well as wealth management, and trust services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Northern Middlesex, Northern Essex, and Northern Worcester counties of Massachusetts and the Southern Hillsborough and Southern Rockingham counties in New Hampshire. Enterprise Bank has 27 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen, North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Londonderry, Nashua (2), Pelham, Salem, and Windham.
Contact Information: Matthew Coggins, Chief Marketing & Communications Officer. Matthew.Coggins@ebtc.com